Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION

February 8, 2017

BioCardia, Inc.

125 Shoreway Road

San Carlos, California 94070

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BioCardia, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate 71,069,536 shares of your common stock, par value $0.001 per share (the “Shares”), outstanding or reserved for issuance pursuant to the 2016 Equity Incentive Plan, the 2010 Equity Incentive Plan and the 2002 Stock Plan, as amended (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati